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                                                                    Exhibit 11.1

                    Computation of Per Share (Loss) Earnings

Basic earnings (loss) per common share for the three years ended December 31, 2002 are as follows:

                                                    Years ended December 31,
                                                 2002         2001         2000
                                              ---------    ---------    ---------
     Net income (loss)                        $(165,224)   $ (79,426)   $  37,970
                                              ---------    ---------    ---------
     Weighted average shares outstanding         90,037       86,904       81,681
                                              ---------    ---------    ---------
     Basic earnings (loss) per common share   $   (1.84)   $   (0.91)   $    0.46
                                              ---------    ---------    ---------


Diluted earnings (loss) per common share for the three years ended December 31, 2002 are as follows:

                                                                      Years ended December 31,
                                                                   2002         2001         2000
                                                                ---------    ---------    ---------
     Net income (loss)                                          $(165,224)   $ (79,426)   $  37,970
                                                                ---------    ---------    ---------

     Weighted average shares outstanding                           90,037       86,904       81,681
     Stock options, net of assumed treasury share repurchases
             (in thousands)(1)                                         --           --        5,878
                                                                ---------    ---------    ---------

     Diluted average shares outstanding                            90,037       86,904       87,559
                                                                ---------    ---------    ---------

     Diluted earnings (loss) per common share (2)               $   (1.84)   $   (0.91)   $    0.43
                                                                ---------    ---------    ---------

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     (1) For purposes of calculating the dilutive earnings (loss) per common share for the two years ended December 31, 2002, the assumed exercise of dilutive securities (in-the-money stock options) is not taken into consideration as its effect is anti-dilutive. Had these been exercised, 0.4 million and 4.3 million additional shares of common stock would have been assumed outstanding for the years ended December 31, 2002 and 2001, respectively.

     (2) For purposes of calculating the dilutive earnings (loss) per common share for the three years ended December 31, 2002, the assumed conversion of 4 1/2% Convertible Notes due 2005 is not taken into consideration as its effect is anti-dilutive. Had the 4 1/2% Convertible Notes due 2005 been converted, 2.4 million, 5.1 million and 2.5 additional shares of common stock would have been assumed outstanding for the years ended December 31, 2002, 2001 and 2000, respectively.